EXHIBIT 23(A)




                      CONSENT OF INDEPENDENT ACCOUNTANTS


   We consent to the incorporation by reference in the Prospectus forming a part of the Registration Statement on Form S-3 filed by National City Bancshares, Inc. of our report dated February 26, 1999, on our audits of the consolidated financial statements of National City Bancshares, Inc. and its subsidiaries as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996, which appears in the National City Bancshares, Inc. Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference of our firm under the heading "EXPERTS" in the Prospectus.



/s/ PRICEWATERHOUSECOOPERS LLP
Lexington, Kentucky
March 25, 1999